EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
California Resources Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-200610, 333-200611, 333-211106, 333-211107, 333-224868, 333-226616, and 333‑228426) on Forms S-8 and S-3 of California Resources Corporation and subsidiaries of our report dated February 27, 2019, with respect to the consolidated balance sheets of California Resources Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of California Resources Corporation.

/s/ KPMG LLP
Los Angeles, California
February 27, 2019